Exhibit 99.1
PacBio Announces Fourth Quarter and Full Year 2025 Financial Results

MENLO PARK, Calif., Feb. 12, 2026 (GLOBE NEWSWIRE) -- PacBio (NASDAQ: PACB) today announced financial results for the quarter and fiscal year ended December 31, 2025.

Fourth quarter and full year results:

	Q4 2025	Q4 2024	FY 2025	FY 2024
Revenue (in millions)	$44.6	$39.2	$160.0	$154.0
Consumable revenue (in millions)	$21.6	$18.8	$82.0	$70.3
Instrument revenue (in millions)	$17.3	$15.3	$53.8	$65.8
Service and other revenue (in millions)	$5.7	$5.1	$24.2	$17.9
RevioTM system placements	21	23	61	97
VegaTM system placements	42	7	140	7
Annualized Revio pull-through per system	~$242,000	~$240,000	~$233,000	~$252,000
Ending cash, cash equivalents, and investments (in millions)	$279.5	$389.9
Gross margin, operating expenses, net income (loss), and net income (loss) per share are reported on a GAAP and non-GAAP basis. The non-GAAP measures are described below and reconciled to the corresponding GAAP measures at the end of this release.
Fourth Quarter 2025 Results
GAAP gross profit for the fourth quarter of 2025 was $16.6 million compared to $10.1 million for the fourth quarter of 2024. Non-GAAP gross profit for the fourth quarter of 2025 was $17.8 million compared to $12.3 million in the fourth quarter of 2024 and a non-GAAP gross margin of 40% in the fourth quarter of 2025 compared to 31% for the fourth quarter of 2024.
GAAP operating expenses totaled $57.8 million for the fourth quarter of 2025, compared to $163.1 million for the fourth quarter of 2024. Non-GAAP operating expenses totaled $56.2 million for the fourth quarter of 2025, compared to $68.6 million for the fourth quarter of 2024. GAAP and non-GAAP operating expenses for the fourth quarter of 2025 and the fourth quarter of 2024 included non-cash share-based compensation of $8.6 million and $14.8 million, respectively.
GAAP net loss for the fourth quarter of 2025 was $40.4 million, compared to GAAP net income of $2.4 million for the fourth quarter of 2024. GAAP basic net loss per share for the fourth quarter of 2025 was $0.13 compared to GAAP basic net income per share of $0.01 for the fourth quarter of 2024. GAAP net income and GAAP basic net income per share for the quarter ended December 31, 2024 include a $154.4 million gain on debt restructuring in relation to our note exchange that closed on November 21, 2024.
Non-GAAP net loss was $37.6 million for the fourth quarter of 2025, compared to $55.3 million for the fourth quarter of 2024. Non-GAAP basic net loss per share for the fourth quarter of 2025 was $0.12 compared to $0.20 for the fourth quarter of 2024.
GAAP operating expenses, net income, and basic net income per share for the quarter ended December 31, 2024 included the impact of non-cash impairment charges of approximately $91.3 million related to goodwill and in-process research and development.
Full Year 2025 Results
GAAP gross profit for full year 2025 was $45.8 million compared to $37.3 million for 2024. Non-GAAP gross profit for 2025 was $64.2 million compared to $51.1 million in 2024 and a non-GAAP gross margin of 40% in 2025 compared to 33% for 2024.
GAAP operating expenses totaled $599.6 million for full year 2025, compared to $511.6 million for 2024. Non-GAAP operating expenses totaled $229.9 million for 2025, compared to $289.2 million for 2024. GAAP and non-GAAP operating expenses for 2025 and 2024 included non-cash share-based compensation of $37.7 million and $65.3 million, respectively.

GAAP net loss for full year 2025 was $546.4 million, compared to $309.9 million for 2024. GAAP basic net loss per share for full year 2025 was $1.82 compared to $1.13 for 2024. GAAP net income and GAAP basic net income per share for the year ended December 31, 2024 include a $154.4 million gain on debt restructuring in relation to our note exchange that closed on November 21, 2024.
Non-GAAP net loss was $158.8 million for full year 2025, compared to $228.0 million for 2024. Non-GAAP basic net loss per share for full year 2025 was $0.53 compared to $0.83 for 2024.
Recent Highlights
•Joined iHope initiative as the first long-read genomic sequencing partner, integrating HiFi into one of the world’s largest equitable rare disease genomic testing network
•Announced a collaboration with n-Lorem Foundation and EspeRare to advance precision therapies for rare genetic diseases
•HiFi sequencing adopted as a first-line sequencing approach to investigate sudden unexplained death in childhood (SUDC)
•Expanded multiomics capabilities through the introduction of CiFi, a new long-read 3C method that enables chromosome-scale assemblies from a single SMRT cell, in collaboration with UC Davis Researchers
•Completed sale of short-read sequencing assets for net cash proceeds of approximately $48.1 million, strengthening the balance sheet and extending cash runway
“Our fourth quarter results exceeded expectations, with revenue growing 14% year-over-year and 16% sequentially,” said Christian Henry, President and CEO of PacBio. “Consumables revenue reached an all-time record, and we were especially pleased with our growth in the clinical market throughout the year. Following the sale of our short-read assets, we have strengthened our balance sheet, which positions us to drive adoption of our long-read platforms. With the upcoming launch of SPRQ-Nx, designed to significantly lower sequencing costs, we are entering 2026 well-positioned to drive our next phase of growth.”
Quarterly Conference Call Information
Management will host a quarterly conference call to discuss its results for the fourth quarter and full year ended December 31, 2025 today at 5:00 p.m. Eastern Time. Investors may listen to the call by dialing 1-888-349-0136 if outside the U.S., by dialing 1-412-317-0459, requesting to join the “PacBio Q4 Earnings Call". The call will be webcast live and available for replay at PacBio's website at https://investor.pacificbiosciences.com.
About PacBio
PacBio (NASDAQ: PACB) is a premier life science technology company that designs, develops, and manufactures advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technologies, which include our HiFi long-read sequencing, address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information, please visit www.pacb.com and follow @PacBio.
PacBio products are provided for Research Use Only. Not for use in diagnostic procedures.
Statement regarding use of non‐GAAP financial measures
PacBio reports non‐GAAP results for basic net income and loss per share, net income, net loss, gross margins, gross profit and operating expenses in addition to, and not as a substitute for, or because it believes that such information is superior to, financial measures calculated in accordance with GAAP. PacBio believes that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of PacBio’s non-GAAP financial measures as tools for comparison.

PacBio's financial measures under GAAP include substantial charges that are listed in the itemized reconciliations between GAAP and non‐GAAP financial measures included in this press release. PacBio excludes recurring charges from its non-GAAP financial statements, including amortization of intangible assets and changes in fair value of contingent consideration, and further excludes infrequent and limited charges including impairment charges, gain on debt restructuring, restructuring related expenses for discrete restructuring events, and benefits from income taxes and other adjustments and rounding differences.
Management has excluded the effects of these items in non‐GAAP measures to assist investors in analyzing and assessing past and future operating performance. In addition, management uses non-GAAP measures to compare PacBio’s performance relative to forecasts and strategic plans and to benchmark its performance externally against competitors.
PacBio encourages investors to carefully consider its results under GAAP, as well as its supplemental non‐GAAP information and the reconciliation between these presentations, to more fully understand its business. A reconciliation of PacBio’s non-GAAP financial measures to their most directly comparable financial measure stated in accordance with GAAP has been provided in the financial statement tables included in this press release. PacBio is unable to reconcile future-looking non-GAAP guidance included in this press release without unreasonable effort because certain items that impact this measure are out of PacBio's control and/or cannot be reasonably predicted at this time.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements relating to PacBio's initiatives and the expected financial impact and timing of these plans and initiatives; the availability, uses, accuracy, advantages, quality or performance of, or benefits of using, or expected benefits of using, PacBio products or technologies; expectations with respect to commercialization, development and shipment of PacBio products, including the launch of SPRQ-Nx and its impact on lowering sequencing costs; PacBio’s financial guidance and expectations for future periods, including positioning to drive growth and sharpened strategic focus; new and continued reception of PacBio's products and their expansion into new or existing markets; developments affecting our industry and the markets in which we compete, including anticipated future customer use and costs of our products and consumables; expectations regarding the academic funding environment; expectations regarding integrating HiFi into rare disease genomic testing networks, advancing precision therapies for rare genetic diseases, investigations into SUDC, and expanded capabilities resulting from CiFi, among other future events. Reported results and orders for any instrument system should not be considered an indication of future performance. You should not place undue reliance on forward-looking statements because they are subject to assumptions, risks, and uncertainties and could cause actual outcomes and results to differ materially from currently anticipated results, including, but not limited to, challenges inherent in developing, manufacturing, launching, marketing and selling new products, and achieving anticipated new sales; potential cancellation of existing instrument orders; assumptions, risks and uncertainties related to the ability to attract new customers and retain and grow sales from existing customers; the impact of new increased or enhanced tariffs and U.S. export restrictions on the shipment of PacBio products to certain countries; rapidly changing technologies and extensive competition in, and potential FDA regulatory issues relating to, genomic sequencing; unanticipated increases in costs or expenses; interruptions or delays in the supply of components or materials for, or manufacturing of, PacBio products and products under development; potential product performance and quality issues and potential delays in development timelines; the possible loss of key employees, customers, or suppliers; customers and prospective customers curtailing or suspending activities using PacBio's products; third-party claims alleging infringement of patents and proprietary rights or seeking to invalidate PacBio's patents or proprietary rights; risks associated with international operations; and other risks associated with general macroeconomic conditions and geopolitical instability. Additional factors that could materially affect actual results can be found in PacBio's most recent filings with the Securities and Exchange Commission, including PacBio's most recent reports on Forms 8-K, 10-K, and 10-Q, and include those listed under the caption “Risk Factors.” These forward-looking statements are based on current expectations and speak only as of the date hereof; except as required by law, PacBio disclaims any obligation to revise or update these forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.
The unaudited condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in PacBio's Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Contacts
Investors:
ir@pacb.com
Media:
pr@pacb.com

Pacific Biosciences of California, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
(in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024
Revenue:
Product revenue	$38,965	$32,597	$34,098
Service and other revenue	5,680	5,844	5,126
Total revenue	44,645	38,441	39,224
Cost of Revenue:
Cost of product revenue (1)	24,204	19,204	23,476
Cost of service and other revenue	3,681	3,078	3,469
Amortization of acquired intangible assets	183	183	2,221
Loss on purchase commitment (1)	11	75	—
Total cost of revenue	28,079	22,540	29,166
Gross profit	16,566	15,901	10,058
Operating Expense:
Research and development (1)	22,879	22,846	27,466
Sales, general and administrative (1)	34,051	31,099	41,641
Impairment charges (2)	—	—	91,300
Change in fair value of contingent consideration (3)	—	—	(1,950)
Amortization of acquired intangible assets	833	833	4,629
Total operating expense	57,763	54,778	163,086
Operating loss	(41,197)	(38,877)	(153,028)
Gain on debt restructuring (4)	—	—	154,407
Interest expense	(1,740)	(1,739)	(2,757)
Other income, net	2,768	2,999	4,065
(Loss) income before income taxes	(40,169)	(37,617)	2,687
Income tax provision	202	383	316
Net (loss) income	$(40,371)	$(38,000)	$2,371

Net (loss) income per share:
Basic	$(0.13)	$(0.13)	$0.01
Diluted	$(0.13)	$(0.13)	$(0.49)

Weighted average shares outstanding used in calculating net (loss) income per share
Basic	301,907	300,844	282,999
Diluted	301,907	300,844	306,892
(1)Balances include restructuring costs. Refer to the Reconciliation of Non-GAAP Financial Measures table below for additional information on such costs and related amounts.
(2)Goodwill and in-process research and development ("IPR&D") impairment charges during the three months ended December 31, 2024 were related to a significant increase in the carrying value of the reporting unit resulting primarily from the troubled debt restructuring, and changes in the timing and amount of expected future cash flows due to macroeconomic uncertainties, among other factors.
(3)Change in fair value of contingent consideration during the three months ended December 31, 2024 was due to fair value adjustments of a milestone payment payable upon the achievement of a milestone event.
(4)Gain on debt restructuring during the three months ended December 31, 2024, represents the gain resulting from the November 2024 convertible notes exchange transaction.

Pacific Biosciences of California, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenue:
Product revenue	$38,965	$34,098	$135,758	$136,149
Service and other revenue	5,680	5,126	24,247	17,865
Total revenue	44,645	39,224	160,005	154,014
Cost of Revenue:
Cost of product revenue (1)	24,204	23,476	89,763	92,284
Cost of service and other revenue (1)	3,681	3,469	15,390	14,057
Amortization of acquired intangible assets	183	2,221	4,894	9,393
Loss on purchase commitment (1)	11	—	4,178	998
Total cost of revenue	28,079	29,166	114,225	116,732
Gross profit	16,566	10,058	45,780	37,282
Operating Expense:
Research and development (1)	22,879	27,466	97,307	134,922
Sales, general and administrative (1)	34,051	41,641	141,493	175,017
Impairment charges (2)	—	91,300	15,000	184,500
Change in fair value of contingent consideration (3)	—	(1,950)	(18,700)	(850)
Amortization of acquired intangible assets (4)	833	4,629	364,541	18,006
Total operating expense	57,763	163,086	599,641	511,595
Operating loss	(41,197)	(153,028)	(553,861)	(474,313)
Gain on debt restructuring (5)	—	154,407	—	154,407
Interest expense	(1,740)	(2,757)	(6,954)	(13,412)
Other income, net	2,768	4,065	14,757	23,783
(Loss) income before income taxes	(40,169)	2,687	(546,058)	(309,535)
Income tax provision	202	316	318	316
Net (loss) income	$(40,371)	$2,371	$(546,376)	$(309,851)

Net (loss) income per share:
Basic	$(0.13)	$0.01	$(1.82)	$(1.13)
Diluted	$(0.13)	$(0.49)	$(1.82)	$(1.59)

Weighted average shares outstanding used in calculating net (loss) income per share
Basic	301,907	282,999	299,959	274,488
Diluted	301,907	306,892	299,959	288,366
(1)Balances include restructuring costs. Refer to the Reconciliation of Non-GAAP Financial Measures table below for additional information on such costs and related amounts.
(2)In-process research and development ("IPR&D") impairment charge of $15.0 million during the twelve months ended December 31, 2025 was driven primarily by macroeconomic factors and restructuring initiatives, including the focus on long-read innovation, resulting in changes to the timing and amounts of cash flows.
Goodwill and IPR&D impairment charges during the three months ended December 31, 2024 were related to a significant increase in the carrying value of the reporting unit resulting primarily from the troubled debt restructuring, and changes in the timing and amount of expected future cash flows due to macroeconomic uncertainties, among other factors. Additional goodwill impairment charge of $93.2 million included in the twelve months ended December 31, 2024 was related to a sustained decrease in the Company's share price, among other factors.
(3)Change in fair value of contingent consideration during the twelve months ended December 31, 2025 and the three and twelve months ended December 31, 2024 was due to fair value adjustments of a milestone payment payable upon the achievement of a milestone event.
(4)Balance for the twelve months ended December 31, 2025 includes accelerated amortization of acquired intangible assets related to restructuring initiatives. Refer to the Reconciliation of Non-GAAP Financial Measures table below for additional information on such costs and related amounts.
(5)Gain on debt restructuring during the three and twelve months ended December 31, 2024, represents the gain resulting from the November 2024 convertible notes exchange transaction.

Pacific Biosciences of California, Inc.
Unaudited Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2025	December 31, 2024
Assets
Cash and investments	$279,506	$389,931
Accounts receivable, net	35,448	27,524
Inventory, net	49,285	58,755
Prepaid expenses and other current assets	10,793	18,781
Property and equipment, net	24,146	30,505
Operating lease right-of-use assets, net	41,695	16,091
Restricted cash	1,552	2,222
Intangible assets, net	15,124	389,572
Goodwill	317,761	317,761
Other long-term assets	8,773	9,305
Total Assets	$784,083	$1,260,447

Liabilities and Stockholders' Equity
Accounts payable	$20,770	$16,590
Accrued expenses	33,646	22,595
Deferred revenue	19,865	19,764
Operating lease liabilities	57,040	24,940
Contingent consideration liability	—	18,700
Convertible senior notes, net	645,382	647,494
Other liabilities	2,031	3,770
Stockholders' equity	5,349	506,594
Total Liabilities and Stockholders' Equity	$784,083	$1,260,447

Pacific Biosciences of California, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
(in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP net (loss) income	$(40,371)	$(38,000)	$2,371	$(546,376)	$(309,851)
Impairment charges (1)	—	—	91,300	—	184,500
Change in fair value of contingent consideration (2)	—	—	(1,950)	(18,700)	(850)
Gain on debt restructuring (3)	—	—	(154,407)	—	(154,407)
Amortization of acquired intangible assets	1,016	1,016	6,850	10,176	27,399
Income tax benefit (4)	—	—	—	(546)	—
Restructuring (5)	1,776	137	493	396,664	25,222
Non-GAAP net loss	$(37,579)	$(36,847)	$(55,343)	$(158,782)	$(227,987)

GAAP basic net (loss) income per share	$(0.13)	$(0.13)	$0.01	$(1.82)	$(1.13)
Impairment charges (1)	—	—	0.32	—	0.67
Change in fair value of contingent consideration (2)	—	—	(0.01)	(0.06)	—
Gain on debt restructuring (3)	—	—	(0.55)	—	(0.56)
Amortization of acquired intangible assets	—	—	0.02	0.03	0.10
Restructuring (5)	0.01	—	—	1.32	0.09
Other adjustments and rounding differences	—	0.01	0.01	—	—
Non-GAAP basic net loss per share	$(0.12)	$(0.12)	$(0.20)	$(0.53)	$(0.83)

GAAP gross profit	$16,566	$15,901	$10,058	$45,780	$37,282
Amortization of acquired intangible assets	183	183	2,221	4,894	9,393
Restructuring (5)	1,072	71	—	13,518	4,443
Non-GAAP gross profit	$17,821	$16,155	$12,279	$64,192	$51,118

GAAP gross profit %	37%	41%	26%	29%	24%

Non-GAAP gross profit %	40%	42%	31%	40%	33%

GAAP total operating expense	$57,763	$54,778	$163,086	$599,641	$511,595
Impairment charges (1)	—	—	(91,300)	—	(184,500)
Change in fair value of contingent consideration (2)	—	—	1,950	18,700	850
Amortization of acquired intangible assets	(833)	(833)	(4,629)	(5,282)	(18,006)
Restructuring (5)	(704)	(66)	(493)	(383,146)	(20,779)
Non-GAAP total operating expense	$56,226	$53,879	$68,614	$229,913	$289,160
(1)Goodwill and IPR&D impairment charges during the three months ended December 31, 2024 were related to a significant increase in the carrying value of the reporting unit resulting primarily from the troubled debt restructuring, and changes in the timing and amount of expected future cash flows due to macroeconomic uncertainties, among other factors. Additional goodwill impairment charge of $93.2 million included in the twelve months ended December 31, 2024 was related to a sustained decrease in the Company's share price, among other factors.
(2)Change in fair value of contingent consideration during the twelve months ended December 31, 2025 and the three and twelve months ended December 31, 2024 was due to fair value adjustments of a milestone payment payable upon the achievement of a milestone event.
(3)Gain on debt restructuring during the three and twelve months ended December 31, 2024, represents the gain resulting from the November 2024 convertible notes exchange transaction.
(4)A deferred income tax benefit during the twelve months ended December 31, 2025 is primarily related to the change in the deferred tax liability balance resulting from the accelerated amortization of acquired intangible assets and impairment of IPR&D.
(5)Restructuring costs related to the 2025 plan during the three months ended September 30, 2025 and December 31, 2025 and the twelve months ended December 31, 2025 consist primarily of costs included in cost of revenue related to excess inventory and purchase commitment losses, as well as costs included in operating expenses related to employee separation, accelerated depreciation, IPR&D impairment, and accelerated amortization of acquired intangibles.
Restructuring costs related to the 2024 plan during the three and twelve months ended December 31, 2024 consist primarily of employee separation costs, accelerated amortization and depreciation for right-of-use assets, leasehold improvements, and furniture and fixtures relating to the abandonment of the San Diego office, including charges for excess inventory due to a decrease in internal demand relating to the expense reduction initiatives.